May 9, 2002

Board of Directors
MedImmune, Inc.
35 W. Watkins Mill Road
Gaithersburg, MD 20770-4028

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2002. The notes therein describes a change in accounting principle from recognizing certain revenues under the contingency adjusted performance model to the milestone payment method. It should be understood that the preferability of one acceptable method of accounting over another for revenue recognition for these types of revenue transactions has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the
Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2001.
Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

PricewaterhouseCoopers LLP